APPENDIX A

 Shareholder Servicing Fees*

Fund:	Maximum Shareholder Servicing Fee Advisor Shares	Maximum Shareholder Servicing Fee Investor Shares
Brown Advisory Growth Equity Fund	0.15%	0.15%
Brown Advisory Flexible Equity Fund	0.15%	0.15%
Brown Advisory Small-Cap Growth Fund	0.15%	0.15%
Brown Advisory Small-Cap Fundamental Value Fund	0.15%	0.15%
Brown Advisory Maryland Bond Fund	0.05%	0.05%
Brown Advisory Intermediate Income Fund	0.05%	0.05%
Brown Advisory Strategic Bond Fund	0.05%	0.05%
Brown Advisory Equity Income Fund	0.15%	0.15%
Brown Advisory Tax Exempt Bond Fund	0.05%	0.05%
Brown Advisory Sustainable Growth Fund	0.15%	0.15%
Brown Advisory – Somerset Emerging Markets Fund	0.15%	0.15%
Brown Advisory –WMC Strategic European Equity Fund	0.15%	0.15%
Brown Advisory Mortgage Securities Fund	0.05%	0.05%
Brown Advisory – WMC Japan Alpha Opportunities Fund	0.15%	0.15%
Brown Advisory – Macquarie Asia New Stars Fund	0.15%	0.15%
Brown Advisory Total Return Fund	0.05%	0.05%
Brown Advisory Global Leaders Fund	0.15%	0.15%
Brown Advisory Sustainable Bond Fund	0.05%	0.05%

* The Institutional Shares do not charge Shareholder Servicing Fees.

As adopted by the Board of Trustees:  May 2, 2012

As amended by the Board of Trustees:  May 16, 2017